EdR ANNOUNCES SECOND QUARTER 2015 RESULTS
- Same-Community NOI Growth Nearly 8% -

MEMPHIS, TN, July 30, 2015 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended June 30, 2015.

Company Highlights

•
Core funds from operations (“Core FFO”) increased 16.2% for the second quarter. Core FFO per share/unit was down $0.03 from prior year to $0.41, primarily as a result of significant capital transactions completed in 2014. These transactions strengthened the balance sheet and provided additional capacity to fund the development pipeline and additional investment opportunities;

•	Same-community NOI increased 7.9% for the quarter, on a 6.0% increase in revenue and a 3.5% increase in operating expenses. Year to date same-community NOI was up 6.8% ;

•	Preleasing for the 2015-2016 lease term is 110 basis points ahead of last year with the same-community portfolio 94.6% preleased.

•	Increased the same-community revenue growth projection for this lease term to 3.0%-3.5%, which represents a 0.5% increase in the bottom end of the previous range;

•	Volume of new student housing supply in EdR markets is projected to decline 47% in 2016, resulting in supply growth of 0.8% in 2016 compared to three-year enrollment growth rate of 1.5%;

•
Completed the acquisition of a 150-bed community at the University of Tennessee, Knoxville, in June and entered into a binding purchase agreement for a 317-bed community at the University of Colorado at Boulder that is expected to close late in the third quarter. The combined purchase price for the two communities is $58.5 million;

•
Entered into agreements to develop an 829-bed cottage-style community 0.8 miles from Virginia Tech. EdR will be 75% owner and manage the $64.4 million community with 75% of the beds anticipated to be delivered in summer 2016 and the remaining the following summer;

•	University of Kentucky's Board of Trustees unanimously approved the previously announced, $74 million 2017 delivery of the university’s on-campus housing revitalization plan;

•
Reached agreement on all terms with Boise State University for the previously announced ONE Plan development anticipated to deliver in 2017, and the university is seeking approval from the Idaho Board of Education in August;

•
Commenced renovation of The Bowles Hall at the University of California, Berkeley. EdR will earn $1.8 million in third-party development fees over the term of the redevelopment and manage the community upon its anticipated completion in summer of 2016; and

•	Increased the Company's dividend for the sixth straight year, raising the quarterly dividend from $0.36 to $0.37 per share/unit.

"Fundamentals in the student housing industry and within EdR's markets remain strong," stated Randy Churchey, EdR's chairman and chief executive officer. "Our preleasing velocity for this fall continues to outpace last year, and we anticipate a second consecutive year of significant decline in new supply volume in 2016. Our board recognized these strong fundamentals along with our external growth opportunities when recently approving an increase in our quarterly dividend for the sixth year in a row."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $2.9 million, or $0.06, per diluted share, compared to a loss of $8.8 million, or $0.23, per diluted share, for the prior year. The $11.7 million increase in net income attributable to common shareholders relates primarily to the following:

•	a $5.5 million increase in total community NOI, and

•	a $9.9 million impairment loss in 2014 versus none in 2015, offset by

•	a $1.5 million increase in depreciation,

•	a $0.9 million increase in nonoperating and income tax expenses, and

•	a $0.5 million increase in costs related to developments currently under pursuit.

Core Funds From Operations

Core FFO for the quarter was $20.1 million, as compared to $17.3 million in the prior year, an increase of 16.2%. The improvement in Core FFO mainly reflects an increase in NOI from new communities offset by higher ground lease expense, corporate G&A costs and interest expense in 2015. Core FFO per share/unit for the quarter was $0.41, down $0.03 from prior year as a result of 2014 capital market transactions that increased shares/units outstanding by 25% and strengthened the balance sheet, adding additional capacity to fund the development pipeline and other investment opportunities.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Strong revenue growth drove an NOI increase of 7.9% for the second quarter and 6.8% year to date. NOI growth for the second quarter was mainly attributable to a 6.0% increase in revenue, comprised of a 4.1%

increase in rental rates, a 1.5% improvement in occupancy and a 0.4% increase in other income. Same-community operating expenses for the second quarter increased 3.5%, or $0.6 million, related mostly to increases in utilities, payroll and maintenance expense.

2015-2016 Preleasing

The same-community portfolio is currently 110 basis points ahead of prior year with 94.6% of the beds preleased for the fall. Based on current leasing velocity and market conditions, we have increased the bottom end of the previous range of anticipated rental revenue growth for the 2015-2016 lease term by 0.5%, expecting a total growth in revenue of 3.0% to 3.5%. We expect fall occupancy for the same-community portfolio to be consistent with the prior year and rates to be up approximately 3.2%.

The new community portfolio, which includes all 2015 development deliveries and the District on Apache, is 94.4% preleased for the fall.

These leasing results include the Company's beds at the University of Kentucky (UK), as the assignments process was substantially complete in June. The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand

Based on market data from our community managers as well as Axio Metrics, we anticipate the volume of new supply being added in EdR markets for fall 2016 to be down 47% from 2015 levels. This is a significant trend and the second consecutive year our markets have seen a decline in new supply. As a result, anticipated 2016 enrollment growth is projected to exceed 2016 new supply growth by 29%. In addition, the majority of new supply will be further from campus than our communities and EdR has only one market, University of Tennessee, with anticipated 2016 supply greater than 5% of enrollment.

Investment Activity

In June, the Company closed on the acquisition of a 150-bed community pedestrian to the University of Tennessee, Knoxville. The community is a good complement to the Company's existing community in the market. In addition, the Company entered into a binding agreement to purchase the Province at Boulder, a 317-bed community adjacent to the University of Colorado at Boulder. The acquisition of the community, which was built in 2014, is expected to close late in the third quarter. The aggregate purchase price for these acquisitions is $58.5 million and the combined first year un-leveraged economic and nominal cap rates are 5.6% and 5.8%, respectively.

In July, the Company entered into agreements to develop an 829-bed cottage-style community serving Virginia Tech. The development will be the only cottage style product in a market that has experienced consistent enrollment growth. EdR will be 75% owner and will manage the lease-up and ongoing operations of the $64.4 million community. The development will be delivered in two phases with the clubhouse and cottages representing 75% of the beds being delivered in summer 2016 and the remaining beds the following summer. The first year un-leveraged economic yield of this development is expected to be approximately 7%.

As previously announced, University of Kentucky's Board of Trustees unanimously approved the $74 million 2017 delivery of the university’s on-campus housing revitalization plan. This latest approval brings the total number of beds delivered or currently in development on UK's campus under the ONE Plan to 6,504. The new 771-bed community, University Flats, will be composed of a seven-story community designed to provide separate living communities for upper-level undergraduate students, and graduate and professional students.

The Company reached agreement on all terms with Boise State University for the previously announced ONE Plan on-campus development anticipated to deliver in 2017. The University is seeking approval from the Idaho Board of Education this August.

Design and development activities continue to progress on the other awarded ONE Plan developments at Arkansas State University and the Honors College at the University of Kentucky. These developments are anticipated to be delivered in 2017. The initiation and completion of these awarded developments are contingent upon execution of final transactional documents.

With the newly announced development and acquisitions, EdR has embedded external growth through 2017 of $590.1 million, which represents a 33% increase in collegiate housing assets over December 31, 2014.

"Portfolio growth continues to be robust, as evidence by the two acquisitions and the additional 2016 development delivery announced today," stated Tom Trubiana, EdR's president. "Although we have seen an increase in construction costs over the last 12 to 18 months, we are working on multiple opportunities and our team has been able to source both developments and acquisitions that are well located in larger markets that we believe create value for shareholders."

Capital Structure

At June 30, 2015, the Company had cash and cash equivalents totaling $17.1 million and availability on its unsecured revolving credit facility of $362 million. The Company's debt to gross assets was 37.5%, its net debt to EBITDA - adjusted was 4.8x, and its interest coverage ratio was 5.3x. The Company's current balance sheet capacity effectively prefunds all announced deals, meaning the Company will remain within acceptable debt metrics through the end of 2017 if the remaining costs were financed completely with debt.

The Company's Board of Directors approved an increase in the Company's dividend for the sixth straight year, raising the quarterly dividend from $0.36 to $0.37 per share/unit, which represents a yield of approximately 4.6%.

Earnings Guidance and Outlook

Based upon the Company's current estimates, management reaffirms its Core FFO per share/unit guidance of $1.74 to $1.82, for the year ending December 31, 2015. This guidance does not include the impact of any new unannounced third-party development or management contracts, acquisitions, dispositions, ONE PlanSM developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, July 30, 2015.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Thursday, July 30, 2015 through midnight Eastern Time on August 13, 2015.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13612186.  The archive of the webcast will be available on the company's Web site for a limited time.

About EdR

One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 74 communities with over 39,000 beds serving 52 universities in 23 states. EdR is a member of the Russell 2000 Index and the Morgan Stanley REIT indices. For details, please visit the company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write downs of depreciable real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees and expenses, development consulting fees and expenses, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) gain on insurance settlement; (7) interest expense; (8) amortization of deferred financing costs; (9) interest income (10) interest on loan to participating development; (11) loss on extinguishment of debt; (12) income tax expense (benefit); and (13) noncontrolling interests. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Collegiate housing properties, net	$1,572,254	$1,586,009
Assets under development	214,125	120,702
Cash and cash equivalents	17,082	18,385
Restricted cash	13,088	10,342
Other assets	72,695	76,199

Total assets	$1,889,244	$1,811,637

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium	$224,689	$249,637
Unsecured revolving credit facility	138,000	24,000
Unsecured term loans	187,500	187,500
Senior unsecured notes	250,000	250,000
Accounts payable and accrued expenses	83,317	76,869
Deferred revenue	11,495	17,301
Total liabilities	895,001	805,307

Commitments and contingencies	—	—

Redeemable noncontrolling interests	12,261	14,512

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 48,350,313 and 47,999,427 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	483	480

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,013,878	1,034,683
Accumulated deficit	(32,051)	(41,909)
Accumulated other comprehensive loss	(4,813)	(4,465)
Total EdR stockholders’ equity	977,497	988,789
Noncontrolling interests	4,485	3,029
Total equity	981,982	991,818

Total liabilities and equity	$1,889,244	$1,811,637

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended June 30,
	2015	2014
Revenues:
Collegiate housing leasing revenue	$53,734	$46,309
Third-party development consulting services	444	757
Third-party management services	780	786
Operating expense reimbursements	2,366	2,188
Total revenues	57,324	50,040

Operating expenses:
Collegiate housing leasing operations	22,868	20,975
Development and management services	2,507	2,282
General and administrative	1,769	1,677
Development pursuit, acquisition costs and severance	790	307
Depreciation and amortization	15,911	14,458
Ground lease expense	2,170	1,934
Loss on impairment of collegiate housing properties	—	9,870
Reimbursable operating expenses	2,366	2,188
Total operating expenses	48,381	53,691

Operating income (loss)	8,943	(3,651)

Nonoperating (income) expenses:
Interest expense	5,451	4,967
Amortization of deferred financing costs	491	514
Interest income	(67)	(41)
Total nonoperating expenses	5,875	5,440

Income (loss) before equity in losses of unconsolidated entities and income taxes	3,068	(9,091)

Equity in losses of unconsolidated entities	(202)	(112)
Income (loss) before income taxes	2,866	(9,203)
Less: Income tax expense (benefit)	90	(357)
Net income (loss)	2,776	(8,846)
Less: Net loss attributable to the noncontrolling interests	(141)	(38)
Net income (loss) attributable to Education Realty Trust, Inc.	$2,917	$(8,808)

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	2,091	(2,394)
Comprehensive income (loss)	$5,008	$(11,202)

Earnings per share information:
Net income (loss) attributable to Education Realty Trust, Inc. common stockholders per share – basic and diluted	$0.06	$(0.23)

Weighted average share of common stock outstanding – basic	48,514	38,886

Weighted average share of common stock outstanding – diluted	48,832	38,886

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Revenues:
Collegiate housing leasing revenue	$114,117	$97,020
Third-party development consulting services	1,041	1,559
Third-party management services	1,833	1,804
Operating expense reimbursements	4,462	4,202
Total revenues	121,453	104,585

Operating expenses:
Collegiate housing leasing operations	47,008	43,143
Development and management services	5,209	4,623
General and administrative	4,239	3,794
Development pursuit, acquisition costs and severance	959	308
Depreciation and amortization	31,777	28,241
Ground lease expense	5,018	3,833
Loss on impairment of collegiate housing properties	—	11,780
Reimbursable operating expenses	4,462	4,202
Total operating expenses	98,672	99,924

Operating income	22,781	4,661

Nonoperating (income) expenses:
Interest expense	11,392	10,568
Amortization of deferred financing costs	1,007	1,017
Interest income	(105)	(111)
Loss on extinguishment of debt	—	649
Total nonoperating expenses	12,294	12,123

Income (loss) before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	10,487	(7,462)

Equity in losses of unconsolidated entities	(396)	(134)
Income (loss) before income taxes and gain on sale of collegiate housing properties	10,091	(7,596)
Less: Income tax expense (benefit)	168	(312)
Income (loss) before gain on sale of collegiate housing properties	9,923	(7,284)
Gain on sale of collegiate housing properties	—	10,902
Net income	9,923	3,618
Less: Net income attributable to the noncontrolling interests	65	360
Net income attributable to Education Realty Trust, Inc.	$9,858	$3,258

Other comprehensive loss:
Loss on cash flow hedging derivatives	$(348)	$(3,757)
Comprehensive income (loss)	$9,510	$(499)

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic and diluted	$0.20	$0.08

Weighted average share of common stock outstanding – basic	48,345	38,611
Weighted average share of common stock outstanding – diluted	48,665	38,957

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net income (loss) attributable to EdR	$2,917	$(8,808)	$9,858	$3,258

Gain on sale of collegiate housing assets	—	—	—	(10,902)
Impairment losses	—	9,870	—	11,780
Real estate related depreciation and amortization	15,517	14,299	31,040	27,921
Equity portion of real estate depreciation and amortization on equity investees	423	50	843	99
Noncontrolling interests	(90)	(127)	122	178
Funds from operations ("FFO") available to stockholders and unitholders	$18,767	$15,284	$41,863	$32,334

FFO adjustments:
Loss on extinguishment of debt	—	—	—	649
Acquisition costs	90	22	90	23
Severance costs, net of tax	—	285	—	285
Straight-line adjustment for ground leases (1)	1,200	1,212	2,401	2,425
FFO adjustments	1,290	1,519	2,491	3,382

FFO on Participating Developments: (2)
Interest on loan to Participating Development	—	455	—	905
FFO on Participating Developments	—	455	—	905

Core funds from operations ("Core FFO") available to stockholders and unitholders	$20,057	$17,258	$44,354	$36,621

FFO per weighted average share/unit (3)	$0.38	$0.39	$0.86	$0.83

Core FFO per weighted average share/unit (3)	$0.41	$0.44	$0.91	$0.94

Weighted average shares/units (3)	48,832	39,232	48,665	38,957

(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments in 2014 represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for interest income is based on terms of the loan. In July 2014, our mezzanine investment was repaid in full, ending the Company's participation in the project and any fees and interest. At the same time all previously deferred amounts were recognized in net income.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three and six months ended June 30, 2015 and 2014 (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Operating income (loss)	$8,943	$(3,651)	$22,781	$4,661
Less: Third-party development services revenue	444	757	1,041	1,559
Less: Third-party management services revenue	780	786	1,833	1,804
Plus: Development and management services expenses	2,507	2,282	5,209	4,623
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	2,559	1,984	5,198	4,102
Plus: Ground leases	2,170	1,934	5,018	3,833
Plus: Impairment loss on collegiate housing properties	—	9,870	—	11,780
Plus: Depreciation and amortization	15,911	14,458	31,777	28,241
NOI	$30,866	$25,334	$67,109	$53,877

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended June 30, 2015 (in thousands):

	Six months ended	Plus: Year Ended	Less: Six Months Ended	Trailing Twelve Months Ended
	June 30, 2015	December 31, 2014	June 30, 2014	June 30, 2015
Net income attributable to common stockholders	$9,858	$47,055	$3,258	$53,655
Straight line adjustment for ground leases	2,401	4,835	2,425	4,811
Acquisition costs	90	1,058	23	1,125
Depreciation and amortization	31,777	58,974	28,241	62,510
Loss on impairment of collegiate housing assets	—	12,733	11,780	953
Gain on sale of collegiate housing assets	—	(33,231)	(10,902)	(22,329)
Gain on insurance settlement	—	(8,133)	—	(8,133)
Interest expense	11,392	20,656	10,568	21,480
Amortization of deferred financing costs	1,007	2,156	1,017	2,146
Interest income	(105)	(190)	(111)	(184)
Interest on loan to participating development	—	(6,486)	—	(6,486)
Loss on extinguishment of debt	—	3,543	649	2,894
Income tax expense	168	261	(312)	741
Noncontrolling interests	65	599	360	304
Adjusted EBITDA	$56,653	$103,830	$46,996	$113,487
Annualize acquisitions, developments and dispositions (1)	—	—	—	4,023
Pro Forma Adjusted EBITDA	$56,653	$103,830	$46,996	$117,510

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.